Exhibit 3.1

Amendment to By-laws
(Effective June 10, 2011)

Section 1 of Article V is hereby amended to read in its entirety as follows:

Certificates. The corporation is authorized to issue shares of common stock of the corporation in certificated or uncertificated form.  The shares of the common stock of the corporation shall be registered on the books of the corporation in the order in which they shall be issued.  Any certificates for shares of the common stock, and any other shares of capital stock of the corporation represented by certificates, shall be numbered, shall be signed by the Chairman of the Board of Directors, the President or a Vice President, and the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send, or cause to be sent, to the record owner thereof a written statement setting forth the name of the corporation, the name of the shareholder, the number and class of shares, and a summary of the designations, relative rights, preferences, and limitations applicable to such class of shares and the variations in rights, preferences, and limitations determined for each series within a class (and the authority of the Board of Directors to determine variations for future series), and a full statement of any restrictions on the transfer or registration of such shares.  Each stock certificate must set forth the same information or, alternatively, may state conspicuously on its front or back that the corporation will furnish the shareholders a full statement of this information on request and without charge.